August 3, 2020

Stuart Liddell
Dear Stuart,

Reference is made to your annual incentive agreement dated March 1, 2012 (“Bonus Agreement”) providing for an annual cash incentive award equaling five percent (5%) of the A&H technical underwriting profits over successive three year rolling periods, capped at 3.5 times your base salary, as more fully set forth therein.

In March 2019, in connection with a broader management realignment, and with your approval, you received a Sirius Group LTI grant for the 2019-21 performance cycle with an initial target value of £278,250, and in return we lowered the percentage cap of your special cash bonus award from 3.5x salary to 2.866x (£903,000) for the 2018 annual incentive performance cycle.

In March 2020, we sought a similar approach including the lower cap on your cash incentive harvest and a similar sized Sirius Group LTI grant for the 2020-22 performance cycle with an initial target value of
£257,546. We understand that your position is that the 2.866x cap on your cash bonus was a one-time accommodation to Sirius Group.

In order to confirm our mutual understanding and resolve any potential disagreements with regard to your annual cash incentive, please acknowledge your consent and approval of the following:

(A)    Your Bonus Agreement will be determined to have applied for March 2020 harvest of your 2019 annual cash incentive award, entitling you to an incremental cash payment of £199,500 to be paid promptly.
(B)Going forward, your annual cash incentive award will be treated as contemplated by the Bonus Agreement (providing for a cap equal to 3.5x of your annualized base salary in-force at the end of the year prior to the time of any future annual cash incentive harvest).
(C)You have previously signed an acknowledgement and consent to settle your LTI grants for the 2019- 21 and 2020-22 performance cycles in exchange for new cash-based restricted stock units, as provided in such acknowledgement and consent letter.
(D)For the sake of clarity, you acknowledge that you shall not be entitled to any future grants of Sirius Group LTI awards.
Regards,

Agreed and Accepted:

Stuart Liddell, Esq.